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                                                                  EXHIBIT 3

                         Dated 16th March 1995


                        CHRYSALIS HOLDINGS LIMITED

                                  -and-

                         THE TODD-AO CORPORATION


                       ---------------------------
                          PERFORMANCE GUARANTEE
                       ---------------------------







                             Harbottle & Lewis
                               Hanover House
                             34 Hanover Square
                               London W1K OBE


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TO:  CHRYSALIS HOLDINGS LIMITED of The Chrysalis Building, Bramley Road,
London, W10 6SP (referred to as "you", which expression and cognate expressions shall be deemed to include successors, transferees and assigns of the benefit of this guarantee).


1. In consideration of you CHRYSALIS HOLDINGS LIMITED entering into an agreement to be dated today ("the Agreement") with FCB 1120 LIMITED (Registered No. 3014792) whose registered office is at 4 John Carpenter Street, London EC4Y ONH ("the Company") relating to the sale by you of the entire issued share capital of Chrysalis Television Facilities Limited (Company No. 981201) of London House, 53-54 Haymarket, London SW14 4RP. We THE TODD-AO CORPORATION a Delaware Corporation whose principal place of business is at 900 North Seward Street, Los Angeles, California 90038, USA ("the Guarantor") hereby unconditionally and irrevocably guarantee to you the due and punctual performance payment and discharge of all obligations monies and liabilities which are now or may hereafter become due, owing or incurred by the Company to you, under the Agreement (for the avoidance of doubt after giving effect to all limitations on the Company's liability as provided in the Agreement and so that any amount paid into the Escrow Account (as defined in the Agreement) in accordance with the terms of the Agreement will be deemed not to have been due owing or incurred to you until payment to you from the Escrow Account falls due in accordance with the terms of the Agreement) (such guaranteed liabilities hereinafter referred to as "the Liabilities").


2. The Guarantor hereby further agrees that in the event that any shares in the Company are transferred or the Agreement is assigned, this Guarantee shall still be enforceable against the Guarantor for the performance and payment of the Liabilities.


3. This Guarantee shall not be considered as satisfied or discharged by any intermediate payment or satisfaction of the whole or any part of any of the Liabilities but shall constitute and be a continuing guarantee and extend to cover the ultimate balance of


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     such Liabilities.


4. This Guarantee shall be in addition to and shall not prejudice or affect and shall not be prejudiced or affected by any collateral or other security now or hereafter held by you or any judgment or order obtained by you for all or any part of the Liabilities or any lien to which you may be otherwise entitled. No sums shall be due or payable under this Guarantee unless the Company shall have failed to pay the sums claimed by you under the Agreement on the due date or on demand (as the case may be) and you have served written notice of your claim hereunder to the Guarantor.


5. Any settlement, release, compromise or discharge between the Guarantor and you of the Guarantor's obligations under this Guarantee shall be conditional upon no security or payment to you by the Company or any other person being avoided or reduced or set aside or being proved invalid by virtue of any provisions of the Insolvency Act of 1986 (including without limitation any of Sections 238-240 inclusive) or any other enactments relating to liquidation for the time being in force and you shall be entitled to recover the value or amount of any such security or payment from the Guarantor subsequently as if such settlement, discharge, compromise or release had not occurred.


6. The Guarantor further agrees as a separate and independent stipulation that this Guarantee shall not be discharged nor shall the Guarantor's liability hereunder be affected in respect of the Liabilities by reason of any legal limitation disability incapacity on or of the Company or of the Guarantor or of any want of power or authority of the Company or the Guarantor or any person purportedly acting on behalf of the Company or the Guarantor or by reason of any other fact or circumstances whatsoever and whether or not known to you and the Guarantor shall nevertheless pay the discharge all the Liabilities as sole or principal debtor in respect thereof.


7.   Any amounts payable by the Guarantor hereunder shall be paid in

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     full without any deduction or withholding (whether in respect of set-off, counterclaim, duties, charges, taxes or otherwise) unless such deduction or withholding is required by law, in which event the Guarantor shall pay to you an additional amount so that the net amount received by you will equal the full amount which you would have received had no such deduction or withholding been made PROVIDED THAT you will (at the Guarantor's expense) take all such reasonable actions and execute all such documents as the Guarantor shall reasonably require to avoid or mitigate the Guarantor's liability to make any such deduction or withholding PROVIDED ALWAYS THAT you will not be required to take such action or execute such documents if a delay in payment to you by the Guarantor of the monies due hereunder would be delayed thereby. If you obtain any refund, relief, credit or payment (other than from the Guarantor under this clause) by reason of such deduction or withholding you will promptly reimburse the Guarantor the amount of such refund, relief, credit or payment.


8. Until the balance of the Liabilities has been discharged in full the Guarantor shall not be entitled to take any step to enforce any right or claim against the Company in respect of any monies paid by the Guarantor to you hereunder or have or exercise any rights as surety in competition with you. Furthermore, the Guarantor undertakes and agrees with you that it shall not in respect of any payment made by it under the Guarantee:


     (a) accept or appropriate any monies or other property of or from the Company; or


     (b) prove or accept any payment in any scheme or arrangement or composition with, or any assignment for the benefit of the Company's creditors or any winding-up of the Company or from any incumbrancer in possession of, or any trustee, receiver, administrator, administrative receiver, liquidator or other similar officer or insolvency practitioner appointed in respect of any part of the Company's business or assets;


     to the extent that by doing so your recovery of the Liabilities in

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     full may be prejudiced in any way.


9. If the Guarantor shall have taken or shall hereafter take any security from the Company in respect of the liability of the Guarantor under this guarantee such security shall stand as a security for you and shall forthwith be deposited with or transferred to you.


10. This is a continuing guarantee and shall remain in full force and effect notwithstanding any disability of the Guarantor until payment in full is received by you and without regard to the validity regularity or enforceability of any of the obligations of the Company under the Agreement and shall not be affected in any way by any time or indulgence granted to the Company or any third party by any variation compromise or release of the Company's obligations under the Agreement which may from time to time be agreed or the failure on the Company's part to perform any obligation under the Agreement or the liquidation administration or dissolution or by the appointment of a receiver administrator or administrative receiver or by any other act omission or circumstance which would or might otherwise affect the obligations of the Company to meet the Liabilities or discharge or impair the Guarantor's liability hereunder.


11. (a) Any demand or notice to or upon the Guarantor shall be addressed to the Guarantor for the attention of Mr. Salah M. Hassanein at:-


            900 North Seward Street
            Los Angeles
            California 90038
            USA

            Fax No:  0101 213 466 2327


          or at such other address as the Guarantor may hereafter specify by notice in writing to you. Such notice shall be

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          delivered personally or by courier or sent by facsimile or pre-paid registered post (or air mail if sent internationally)


     (b) Subject to Clause 11(e) any notice sent by post shall be deemed to have been given 48 hours (72 hours if by air mail) after the envelope containing it was so posted and proof that the envelope containing any such notice was properly addressed and sent by pre-paid registered (or air mail as the case may be) shall be sufficient evidence that such notice has been duly given.


     (c) Subject to Clause 11(e) any notice sent by facsimile transmission shall be deemed to have been duly sent on the date of transmission provided that a confirming copy is sent by registered post (or air mail) within 6 hours after transmission.


     (d) Subject to Clause 11(e) any notice if delivered personally or by courier shall be deemed to be served at the time when the same is left at the address of the Guarantor.


     (e) Any notice which is deemed to have been received on a day which is not a business day (meaning a day (other than a Saturday or a Sunday) on which banks are open for business in the City of London) shall be deemed to have been received on the next business day.


12. The Guarantor shall fully and effectively indemnify you and keep you indemnified on demand against all losses liabilities costs actions claims or demands which you may incur or have made against you arising out of or in connection with any failure by the Company to perform its obligations under the Agreement.


13. Your rights under this Guarantee are cumulative, may be exercised as often as you consider appropriate and are in addition to your rights under the general law. Your rights (whether arising under

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     this Guarantee or under the general law) shall not be capable of being waived or varied otherwise than by an express waiver or variation in writing and in particular any failure to exercise or any delay in exercising any of such rights shall not operate as a waiver or variation of that or any other such right. Any defective or partial exercise of any of such right shall not preclude any other or further exercise of that or any other such right and no act or course of conduct or negotiation on your part or on your behalf shall in any way preclude you from exercising any such right or constitute a suspension or any variation of any such right.


14. If at any time any one or more of the provisions of this Guarantee becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.


15. This Guarantee shall be binding on the Guarantor and shall enure to the benefit of and be enforceable by you and your successors transferees and assigns provided always that payment by the Guarantor to you, or (if the Guarantor reasonably believes that you have ceased to be the beneficiary of the Guarantee) to such persons whose identity and address have been notified to the Guarantor by you as being those of such successor or assign, shall be deemed a valid payment for all purposes of this guarantee and shall discharge the Guarantor's liability hereunder to the extent of such payment. It is understood and agreed that none of these terms or provisions may be waived altered or modified or amended except in writing duly signed by you. The Guarantor may not assign or novate this Guarantee or any of its rights or obligations hereunder without your prior written consent which may be withheld by you in your absolute discretion.


16. This Guarantee shall be construed in accordance with and governed in all respects by English Law.


17.  The Guarantor irrevocably assigns appoints and empowers Messrs

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     Frere Chomeley Bischoff of 4 John Carpenter Street, London EC4Y ONH
     (for the attention of Stephen Hermer) as its agent to receive for and on its behalf service of proceedings in any legal action or proceedings.


18. This Guarantee is and will remain your property until our liability hereunder has been fully discharged whereupon you shall return this document to the Guarantor with a suitable endorsement confirming that this guarantee hereunder has been so discharged.


Executed as a DEED this 16th day of March 1995

EXECUTED AS A DEED BY     )      Salah M. Hassanein
THE TODD-AO CORPORATION   )
in the presence of:-      )      Silas R. Cross


















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